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                                                                     EXHIBIT 3.6

                          CERTIFICATE OF INCORPORATION

                                       OF

                                ACL CAPITAL CORP.

                                   * * * * * *

FIRST:            The name of the Corporation is:

                                        ACL Capital Corp.

SECOND: The address of its registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to accommodate the issuance of notes by American Commercial Lines LLC by becoming a co-obligor thereunder and engage in other activities incidental to the Corporation's co-obligation under such notes and otherwise not to conduct any business activities or hold any assets.

FOURTH: The total number of shares of stock with the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, each of which shall be without par value.

FIFTH: The name and mailing address of each incorporator is as follows:

                 Name                                Mailing Address
                 ----                                ---------------

                 Mary Ann Brzoska                    1209 Orange Street
                                                     Wilmington, Delaware  19801

                 Laura J. Vitalo                     1209 Orange Street
                                                     Wilmington, Delaware  19801

                 Daniel J. Murphy                    1209 Orange Street
                                                     Wilmington, Delaware  19801

SIXTH: The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders, or until a successor is elected and qualified, is as follows:

                           Michael C. Hagan
                           1701 East Market Street
                           Jeffersonville, Indiana  47130
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                           Michael A Khouri
                           1701 East Market Street
                           Jeffersonville, Indiana  47130

                           Anita P Beier
                           1701 East Market Street
                           Jeffersonville, Indiana  47130

SEVENTH: The Board of Directors is expressly authorized and empowered to make, alter, or repeal the Bylaws of the corporation.

EIGHTH:           Election of directors need not be by written ballot.

NINTH: No person who is at any time a director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director, except for liability (i) for breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit..

         WE, THE UNDERSIGNED, being the incorporators hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true and, accordingly, have hereunto set our hands this 29th day of May, 1998.

                                                     /s/ Mary Ann Brzoska

                                                     Mary Ann Brzoska

                                                     /s/ Laura J. Vitalo

                                                     Laura J. Vitalo

                                                     /s/ Daniel J. Murphy

                                                     Daniel J. Murphy

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